Exhibit 23.4

March 28, 2024

Reitar Logtech Holdings Limited

c/o 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009

Cayman Islands

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Reitar Logtech Holdings Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become an independent director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Ho Tung Armen Ho
Name: Ho Tung Armen Ho